Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Perficient, Inc.
Austin, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-100490, No. 333-116549, No. 333-117216, No. 333-123177, No. 333-129054, No. 333-138602, No. 333-142267, No. 333-145899, No. 333-147687 and No. 333-148978) and Form S-8 (No. 333-42626, No. 333-44854, No. 333-75666, No. 333-118839, No. 333-130624 and 333-147730) of Perficient, Inc. of our reports dated March 1, 2007, except Note 2 relating to the 2006 consolidated financial statements, as to which date is August 13, 2007, which appears in this Form 10-K.

/s/ BDO Seidman, LLP

Houston, Texas
March 3, 2008